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                                                                       Exhibit 5

                          DOMINICK'S SUPERMARKETS, INC.

               AMENDMENT TO CLASS A COMMON STOCK PURCHASE WARRANT


               This AMENDMENT TO CLASS A COMMON STOCK PURCHASE WARRANT, dated as of October 13, 1998, between Dominick's Supermarkets, Inc., a Delaware corporation (the "Company"), and The Yucaipa Companies, a California general partnership ("Yucaipa"), amends that certain Class A Common Stock Purchase Warrant No. W-1 dated as of March 22, 1995 of the Company, as amended, entitling Yucaipa to purchase 3,874,491 shares (subject to adjustment) of common stock, par value $.01 per share, of the Company (the "Warrant"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Warrant.

               WHEREAS, the parties hereto have entered into the Warrant and desire to amend certain provisions thereof, as more fully described herein;

               NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

               1. Restrictions on Transfer. Section 7(b) of the Warrant shall be amended to read in its entirety as follows:

                      Transfer Restrictions. Neither this Warrant nor any interest herein may be directly or indirectly transferred or assigned by the Holder other than (i) to Ronald W. Burkle or a Controlling Stockholder controlled by Ronald W. Burkle and the equity holders of which consist solely of Ronald W. Burkle and Yucaipa Individuals or (ii) to Safeway Inc. or any of its wholly-owned subsidiaries, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 13, 1998 (the "Merger Agreement"), among the Company, Safeway Inc. and Windy City Acquisition Corp. and that certain Stockholders Agreement, dated as of October 13, 1998, among Safeway Inc., Windy City Acquisition Corp. and the other parties listed on the signature pages thereto, upon the first to occur of (x) the Offer Consummation Date (as defined in the Merger Agreement) or (y) the effective time of the Merger (as defined in the Merger Agreement).




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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Class A Common Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

                                       DOMINICK'S SUPERMARKETS, INC.


                                       By: /s/ Robert A. Mariano
                                          --------------------------------------
                                       Name:  Robert A. Mariano
                                       Title: President and Chief Executive
                                              Officer




                                       THE YUCAIPA COMPANIES


                                       By: /s/ Ronald W. Burkle
                                          --------------------------------------
                                       Name:  Ronald W. Burkle
                                       Title: Managing General Partner